Exhibit 99


WEDNESDAY JULY 24, 7:50 AM EASTERN TIME
                                  Press Release
SOURCE:  eSynch Corporation
eSynch Announces Control of 87% of Nacio Systems Inc. Common and Preferred Stock
               New Executive Management Team from eSynch to Operate and Expand Nacio's Scope of Business

SANTA ANA, Calif., July 24, 2002 (PRIMEZONE) -- eSynch Corp. (OTCBB:)ESYN -news, a leader in the development and distribution of digital rights management solutions for the streaming media market, announced that it has entered into escrow and proxy agreement granting eSynch control of all voting and ownership rights of Nacio Systems, Inc. controlling all voting and ownership rights with Nacio Systems, Inc. Upon completion of Nacio's plan of reorganization, eSynch will exchange a maximum of 30 million common restricted shares for 100% of the issued and outstanding shares of Nacio.

Although Nacio is currently in Chapter 11 bankruptcy, eSynch's management will guide Nacio through a plan of reorganization. Nacio will exchange 100% of their common and preferred shares for eSynch shares, thus allowing eSynch 100% ownership as a wholly owned subsidiary. In addition, Nacio's Board has elected David Lyons, president of eSynch, as the acting president of Nacio.

Nacio Systems is one of the early leaders in the managed hosting and managed services market providing full-service high performance, commercial-grade Internet connectivity and wide area networks solutions for businesses that rely on the Internet for daily operations. This includes managed server hosting, co-location, and a full range of managed services including robotic backup, terabyte-level storage, and server clustering along with true ``N+2'' fault-tolerance and Telco-quality ``5 nines'' reliability (99.999% uptime) for managed services. Server platforms include Windows NT, Windows 2000, Solaris and Linux. Nacio also provides database servers and support for Allaire Cold Fusion, JRun and Spectra application servers.

``Nacio provides eSynch with a functioning business with an entrenched client base and a strong business model. What started as a reciprocal marketing relationship has blossomed into a full-fledged opportunity to combine these two companies and their technologies to offer the client base a full range of outsourced communications solutions,'' said Tom Hemingway, chairman and CEO of eSynch. ``Nacio's strong embedded technology and their talented and dedicated employees will allow us to build a company that will be a leader in the provision of network-based computing and communication services on an outsourced basis to business clients throughout the world, allowing them to focus on their core business functions rather than building and supporting their IT infrastructure. We look forward to our involvement in this newly burgeoning industry.''


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About eSynch

eSynch (http://www.esynch.com), founded in 1994, is a software development company that designs and distributes turnkey and customized solutions for the digital delivery of rich media content. The Company's premiere product, MediaOffice(tm), is a suite of browser-based administration tools allowing flexible, secure and intelligent Internet distribution of business media content. MediaPod Player(tm), an audiovisual presentation platform with interactive search and navigation capabilities that enables the user to fully control the viewing experience, and MediaMosaic(tm), which incorporates streaming video, fully searchable transcripts synchronized to the video are other leading indicators of the Company's strength in this space.

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; react to quarterly fluctuations in results; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in eSynch's Securities and Exchange Commission filings, including Form 10-KSB for the year ended Dec. 31, 2002, and subsequent Forms 10-QSB and 8-K. Actual results may differ materially from management's expectations.

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Contact:
eSynch Corp., Santa Ana
Tom Hemingway
(714) 258-1900

David Lyons
(203) 322-6407